CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                          Page 1

                                 CARDIAC SCIENCE

                            Moderator: Raymond Cohen
                                  July 30, 2004
                                   9:00 am CT


Operator:               Welcome to the Cardiac Science Second Quarter and Six
                        Months Results Conference Call.

                        During this presentation, all participants will be in a listen-only mode. Afterwards we will conduct a question and answer session. At that time if you have a question, please press the 1 followed by the 4 on your telephone.

                        As a reminder, this conference is being recorded Friday, July 30, 2004.

                        I would now like to turn the conference over to Mr. Matt Clawson of Allen & Caron.

                        Please go ahead, sir.

Matthew Clawson:        Thank you, (Maria). Good morning everyone, and thanks
                        for joining us for the Cardiac Science Second Quarter
                        Conference Call.

                        You should have all received the copy this morning of the press release announcing the company's results for the second quarter and six months ended June 30, 2004. If any of you did not receive a copy of the press release, please call Nathan Abler in our offices at
                        (949) 474-4300 after the conference call and he'll fax you a copy or email when you - if you prefer.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                          Page 2

                        Additionally, a replay of the conference call will be available on the Internet beginning shortly after the call concludes. This could be accessed via the company Web site at www.cardiacscience.com.

                        Before we get (underway), I would have to make the following statements.

                        Certain matters discussed today or answers that may be given to questions asked could constitute forward-looking statements related to Cardiac Science's future financial or business performance. Cardiac Science's actual results could differ materially from those anticipated in these forward-looking statements.

                        The company cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision.

                        Statements made on this conference call should be considered in conjunction with the company's Annual Report on Form 10K for 2003, subsequent quarterly reports on Form 10Q, and reports on Form 8K which are located at www.sec.gov and may be requested from Cardiac Science.

                        We'd also like to advise investors that Cardiac Science management will continue to meet its investors and financial analysts at investment banking conferences, during roadshows, and in one-on-one meetings. The information provided during these meetings will be publicly-disclosed information only. When possible, an audio link will be provided for investors to listen to formal company presentations at investor conferences.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                          Page 3

                        On the call this morning from Cardiac Science, we have Ray Cohen, Chairman and Chief Executive Officer, and Rod de Greef, the company's Chief Financial Officer.

                        Mr. Cohen and Mr. de Greef will make short statements concerning the results, after which there'll be a brief question and answer period.

                        At this point, Ray, I'd like to turn the call over to you.

Raymond Cohen:          Thanks, Matt, and good morning, ladies and gentlemen.

                        Here's how the call will go this morning. Our Chief Financial Officer, Roderick de Greef, will make some comments regarding the results from the quarter and then I'll provide some color and comments on the quarter and the outlook looking forward.

                        So, Rod, would you like to start?

Roderick de Greef:      Thanks, Ray.  Good morning.

                        I would like to briefly summarize our financial results for the second quarter and six months ended June 30, 2004, as well as provide some guidance for the third quarter ending September 30.

                        Revenue for the second quarter totaled 17.5 million, up 20.5% from the 14.5 million reported in the second quarter of 2003. Revenue for the six months was 33.1 million, up 16% from the 28.6 million reported in the same period last year.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                          Page 4

                        The increase in revenue for both periods is primarily attributable to the AED training and program management business purchased from Complient Corporation in October of 2003.

                        Sales of AED products and related accessories in the second quarter totaled 13.8 million, a 4.7% increase compared to the 13.2 million reported last year. This increase was the result of the year-over-year growth in international AED revenue of 49% which was largely offset by continued weakness in the domestic, municipal, and medical markets attributable to budgetary constraints and competitive pressures. Sequentially, AED revenue was up 14.7% over the prior year as a result of increased sales, US corporation, and continued strength internationally particularly in Japan.

                        Sales of AEDs and accessories for the six-month period is 25.9 million, up slightly from the 25.7 million reported in the same period last year.

                        Revenue for the second quarter from AED training and program management services totaled $2 million and was up sequentially from the 1.7 million we recognized from the service offering in the first quarter of 2004.

                        Gross profit margin for the second quarter and six months was 55.3% and 56.7% respectively compared to 57.2% and 56.9% in the same period last year. The gross profit margin in the second quarter was negatively impacted by unexpected one-time cost associated with a deadline to fulfill certain AED training and installation services for New York City schools and unabsorbed manufacturing overhead cost resulting from lower than planned AED production.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                          Page 5

                        Sales and marketing expense for the second quarter totaled 6.9 million or 39.7% of revenue compared to 3.9 million or 27.2% of revenue in the same period last year.

                        The increase is primarily attributable to new expenses of $630,000 related to the AED training and program management business we acquired from Complient, higher direct marketing cost and domestic selling expenses of
                        1.4 million, and $820,000 in expenses related to the expansion of our international distribution channels particularly in UK and Germany.

                        For the six months, sales and marketing expenses totaled 13 million or 39.1% of revenue compared to 8.4 million or 29.3% of revenue for the prior year period.

                        Research and development expense for the second quarter totaled 1.5 million or 8.3% of revenue and was essentially flat when compared to the 1.4 million or 9.6% of revenue last year. For the six months, R&D expense was 3.1 million or 9.4% of revenue compared to
                        2.5 million or 8.7% of revenue in 2003.

                        General and administrative expenses for the second quarter were $4.3 million or 24.7% of revenue compared to 3.2 million or 21 - excuse me, 22.1% of revenue for the same period last year.

                        The increase compared to the prior year is primarily due to $550,000 in higher legal, accounting, and corporate governance expenses and a net $170,000 in new expenses related to the AED training and program management service we acquired in October of last year. Included in this quarter's G&A expense is $650,000 of legal expense largely associated with Philips patent litigation.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                          Page 6

                        G&A expense for the six months was 8.5 million or 25.6% of revenue compared to 6.4 million or 22.5% of revenue in the same period last year.

                        Amortization expense for the three months increased to 504,000 from the prior year level of 381,000 due to the amortization of certain identifiable intangible assets acquired from Complient. Amortization expense for the six months increased to 1 million from 830,000 in the prior year.

                        Interest and other expense for the quarter increased to
                        1.8 million from 1.5 million in the prior year period primarily as a result of a higher level of long-term debt. Interest and other expense for the six months was
                        3.4 million compared to 2.9 million in the prior year.

                        The operating loss for the second quarter was 3.5 million compared to an operating loss of 621,000 in the same period last year. The net loss for the second quarter was 5.3 million or 7 cents per share compared to a net loss of 2 million or 3 cents per share last year.

                        The operating loss for the six months ended June 30, 2004 was 6.8 million compared to 1.9 million in the prior year period. Net loss for the six months was 10.2 million or 13 cents per share compared to 4.6 million or 7 cents per share in the same period last year.

                        We ended the quarter with 4.4 million in cash.

                        Our DSO continues to improve and was 88 for the quarter, down sequentially from 99 at the end of the last quarter.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                          Page 7

                        Earlier this month we closed the financing which provided 12.4 million in gross proceeds which we currently believe will be a sufficient amount of capital to reach positive cash flow.

                        In terms of guidance for the current quarter ending September 30.

                        It's important to note that in the second quarter of '04, approximately 1.4 million of total revenue came from the sale of patient monitors and CPR Prompt products. Based on our previously-announced intention to exit this product line, we expect revenue in the third quarter from this segment to decline to approximately $100,000.

                        Given the loss of these sales, we expect revenue in the third quarter to range between 16.5 and 18.5 million which implies a sequential growth rate in our core AED revenue for the third quarter of up to 16% on the high end over the quarter ended June 30, 2004.

                        We expect that gross profit margins for the third quarter will range between 58% and 60% as the AED training and program management business returns to normal levels of profitability and AED unit cost come back into line with previous levels.

                        We also expect to see continued gross profit margin improvement through the fourth quarter of this year as additional reductions in AED material cost are realized. The anticipated reduction in third quarter operating expenses -- in the range of $750,000 to $1 million from second quarter levels.

                        In order to accelerate the growth of the AED sales pipeline, we intend to continue investing in direct marketing programs for the remainder of this year which will mitigate the absolute cost savings which were previously anticipated to be achieved in the second half of this year.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                          Page 8

                        In addition, although R&D expense declined sequentially from the March quarter, further reductions are expected to be more modest as we complete the GE Healthcare in-hospital defibrillator project which is scheduled for yearend.

                        These results would yield a third quarter operating loss of between 1.5 million and 3.2 million, and a net loss of between 3.2 million and 4.9 million or 4 to 6 cents per share net loss.

                        Ray?

Raymond Cohen:          Okay, thank you, Roderick.

                        Regarding my comments, I'd like to briefly summarize my thoughts on Q2 as well as provide some information on the outlook for the current quarter, provide a quick update on the GE Healthcare development project, talk a bit about our two new AED products which were released in June, status of our FDA clearance for one of the new products, the Powerheart G3-Pro, and also make some brief comments regarding FDA's consideration for OTC status for AEDs.

                        So regarding Q2, while our operating results were negatively impacted by the one-time cost in investments and direct marketing and sales programs, we are pleased, however, that revenue from our core AED products rebounded from a slow first quarter and is moving nicely in a positive direction.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                          Page 9

                        As Rod mentioned, moving forward we will now begin to fully realize previously identified reductions in AED manufacturing cost and anticipate significant sequential gross margin improvement in Q3 and Q4 of this year.

                        And a way of further explanation, as Rod mentioned, one
                        item in particular that impacted our margins was one-time cost associated with the deadline to complete the installation of AEDs in over 1,500 New York City schools and to get people trained by the June 30 school yearend.

                        This was a contract that was in place prior to our acquisition of Complient and the services business, and due to a number of factors, management felt that it was in the best interest of all the parties to make this additional investment to get these devices installed and the teachers trained in time for the end of the year.

                        Over the remaining year of the contract, we expect to earn acceptable margins on the inspection and training services yet to be provided. As suggested in our 8K filed earlier this quarter, we were also able to substantially complete recall activities without any negative financial impact to the company.

                        Regarding the revenue and sales numbers, sales of our AED products, accessories, and the AED/CPR training and AED program management business combined were 15.9 million or 91% of revenue, up sequentially from 13.8 or 88% of revenue in Q1.

                        In the quarter, we sold approximately 7,300 AED units of which 30% were shipped internationally. This was up sequentially from a little over 6,000 units in Q1 and about 5% from the same period a year ago.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 10

                        The two strongest segments in the domestic AED market in Q2 were corporate and government workplace facility. Combined, these segments accounted for over 70% of the total number of AEDs we sold in the United States and over 45% of all the AEDs we sold worldwide.

                        And in the quarter, we also sold actually a few dozen multi-state, multi-facility enterprise-wide deals that included both AED equipment, training, and program management services. And we fully expect that this trend will continue as more and more companies in the corporate market start to deploy AED devices and train their workers to be able to use them successfully.

                        We continue to experience soft demand in the domestic, EMS, fire, and police markets. We attribute this soft - this shortfall to tight municipal budgets and increased competition in this segment.

                        Sales to the medical segment were off somewhat as well in the Q; however, we anticipate that our new Powerheart G3-Pro, which is currently pending 510K approval with the FDA, is perfectly positioned for this segment and will give us a significant boost that will reverse this trend.

                        Now our blended average selling prices in the US for Q2 were down about 5% from a year ago in the same period and remained essentially flat sequentially from Q1. We think this is a positive trend and we maintain, for the most part, the same (ASPs) that we had for some time now.

                        Some segment breakdown for the US market is as follows.

                        For corporate workplaces -- about 52% of the unit sales were attributable to this segment; government workplaces or sales to US Military of about 20%; medical and dental, about 7% -- and this is down from 13% in 2003; school segment accounted for about 11% of unit sales; and police, fire, and EMS, about 10%.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 11

                        International sales were approximately 31% of total AED revenue and international sales increased significantly from the same period last year as Rod had mentioned.

                        Our two strong - or strongest markets internationally continue to be Japan, the UK, and Germany. The biggest contribution comes from sales of Nihon Kohden in Japan which accounted for about 37% of the company's international AED sales and a little over 9% of the company's total revenue.

                        Now regarding direct marketing initiatives, as the market has shifted from more easily identifiable First Responder organization such as fire, police, EMS, airports, and airline carriers to more of a corporate, school, municipal, government, and military market, the percentage of direct sales coming from non-lead generating activities continues to diminish.

                        Direct mail initiatives in 2004 have yielded over 14,000 leads and prospects of which nearly 11,000 were received between May 1 and June 15, and these inquires primarily are coming from corporate America. This investment that we made in the second quarter was nearly 2x the marketing spend rate in Q1.

                        We believe this effort combined with our new AED products will be the primary drivers to be able to get us to return to double-digit rate of year-over-year AED growth.

                        Responses to our marketing survey as part of our lead generating efforts have revealed some very interesting statistics which provide us with direct feedback that there are large numbers of potential buyers entering the market. And these attitudes indicate that companies are very much open to the idea of deploying AEDs.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 12

                        In a survey of almost 3,000 organizations, over half stated that they were considering deploying AEDs and nearly three-quarters of them said that this would occur in the next year. For those who are already stating that they had some AEDs on premise, 60% said they had less than four units even though half of those who had some AEDs said they had over 1,000 employees and between 11 and 60 buildings to cover.

                        Clearly, even companies that brought some AED devices do not have a corporate AED-wide program and we think this speaks considerably about the potential in this particular market segment.

                        A shifting briefly over to our key R&D project right now which is for the GE development of the in-hospital defibrillator, we continue to make progress in this regard and anticipate that the - that GE will preview this product at this upcoming Medica in Dusseldorf, Germany this November. We anticipate commercial shipments to GE beginning in the first quarter of '05.

                        During the remaining five months of this year, the vast majority of our R&D group will be focused on this project. We see this product comparing very well to the Zoll M Series and the Medtronic LIFEPAK 20 defibrillators both from a feature and price standpoint.

                        Now in the quarter we released two new AED products as a result of our R&D efforts over the past year. We're highly encouraged by these two new products, one being the Powerheart G3-Pro and the Powerheart G3 Automatic.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 13

                        Initial feedback from our distribution partners and end-user to the expanded line of these new AED products has been extremely positive in particular for the Powerheart AED G3-Pro from an international perspective. We see this product being particularly popular in this particular segment where medical and rescue professionals still have significant influence on purchasing decisions.

                        In general, we see the Pro being sold to physicians, hospitals, paramedics, and workplaces with medical department. This high-end AED is unique and that it has a high resolution color ECG display, manual and semi-automatic capability, ECG monitoring capability, storage of multiple rescues, and an optional rechargeable battery.

                        The list price on the device is $3,995, and we expect excellent margins in the low 70s or high 60s. The G3-Pro will compare favorably with the Philips FR2 which is now significantly dated, having been around for over five years.

                        Now we will begin shipments - we have began shipments in the international market in June and we will begin shipments in the US commencing upon FDA 510K approval which is currently pending but clearly anticipated within the next week and certainly within this quarter.

                        Now we also anticipate that this device will be private-labeled for at least two of our OEM partners including GE with shipments commencing by the end of this quarter.

                        Now the second product is our fully-automatic Powerheart G3-Auto which received US Food and Drug Administration 510K clearance in July. The Auto is by far the easiest of any AED on the market to use and is especially being well-received by corporate and public access buyers in the US market.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 14

                        We're also encouraged by comments from a Dr. Bram Zuckerman, Director of the FDA's Division of Cardiology
                        - Cardiovascular Devices, who stated that the FDA Advisory Panel is in favor of lifting the medical prescription requirement and allowing over-the-counter sales of AEDs.

                        Should this come to pass, we believe that our fully-automatic G3-Auto public access AED is perfectly positioned for use by consumers. And we are cautiously optimistic that this could further expand demand in the US market.

                        We see growing demand in the US corporate and government workplace market and we believe that the combination of easy-to-use robust AED technology and our comprehensive program management and training services will make large corporate workplace deployments easier for our customers. And we believe Cardiac Science is uniquely positioned to take advantage of this opportunity. We also believe that the receptivity of this segment in the domestic market speaks well for the future of our business.

                        Now in summary, I'd like to state that the company clearly faced a number of challenges in the first half of 2004 which I believe we met successfully. Although our results from an operating standpoint fell short of expectations, we feel we are very posi -very well-positioned in fact to take advantage of growing demand in the AED business as we continue in the next two quarters of this year and beyond.

                        So at this point, Matt, I'd like to open it up for questions that we might have and continue the call.

Matthew Clawson:        Thanks.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 15

                        (Maria), could you please open it to questions?

Operator:               Thank you.

                        Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the 4 on your telephone.

Matthew Clawson:        Operator?

                        Operator: Thank you.

                        Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the...

Matthew Clawson:        Operator, are you there?

Operator:               Yes, hello?

                        Ladies and gentlemen...

Raymond Cohen:          Matt, this falls into the category of the uncomfortable
                        dead space...

Matthew Clawson:        Yes.

Man:                    (Unintelligible).

Matthew Clawson:        We're trying to get the other line to get the operator
                        on.

Raymond Cohen:          Sure, sure.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 16

Operator:               Mr. Clawson?

Raymond Cohen:          Please bare with us here at this point.

Operator:               Mr. Clawson?

Man:                    (Unintelligible).

Man: Apparently, the operator's instructions are going across the Web cast as she's lost the phone line so if you could just bare with us for one moment, we'll get her back on here.

Matthew Clawson:        All right.  Thanks.

Operator:               Ladies and gentlemen, if you wish to register a
                        question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before entering your request.

                        Our first question comes from the line of Ed Shenkan of Wells Fargo Securities.

Edward Shenkan:         Hi, Ray and Rod.  Can you hear me?

                        Okay. I think I'll wait until you can hear me.

                        Ray or Rod, are you there?

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 17

                        Is the operator there?

                        Hello? Ray or Rod, can you hear me?

Raymond Cohen:          Perfectly, thank you.

Edward Shenkan:         Okay, good.

                        Well, I wanted to congratulate you on your financing this quarter. That was great news to see.

Raymond Cohen:          Could you please identify who is speaking?

Edward Shenkan:         Ed Shenkan at Wells Fargo.

Raymond Cohen:          Okay, thank you, Ed.

Edward Shenkan:         All right.

                        First, could you go through your thoughts about the rebound in EMS and fire, when do you expect it to occur, and, you know, what will you be looking for?

Raymond Cohen:          Sure. You know, I think in general, we've seen, you
                        know, some tight budgets here in the first part of the year, and in fairness clearly there is increased competition in this particular segment given that these people are pretty identifiable, and typically we'll invite all the AED manufacturers to come in and talk about the purchases.

                        I think from Cardiac Science's perspective the fact that we now have a product that is perfectly positioned for these rescue professionals -- and I'm talking about the G3-Pro with the display and manual capability -- I think gives us a unique position to go out there and compete, and also provide a product which fundamentality does not have a competitive - do not have a competitor that can stack up their product against this one.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 18

                        So, you know, this is not going to change the financial outlook for these particular customers but at least it will give us an opportunity to compete more favorably for the available dollars that are within that segment.

Edward Shenkan:         So as far as timing, Ray, do you see the rebound coming
                        in 2004? And when it does rebound, do you think there will be pricing pressure there as everybody is going to (clamor and) get this business? Is it...

Raymond Cohen:          I think there is pricing pressure in this particular
                        market. I think the margins in that segment of the market for fire and police are lower than they are in other segments.

                        I mean our approach is really not to show up with, you know, with just the regular AED but to offer people something that is unique. And as it pertains to Cardiac Science given that we would be able to sell a new product that has a higher ASP I think that we will see the ability to generate additional revenue and it will have an impact and reverse the trend for our company.

                        I can't say that this is going to happen across the industry but certainly as it pertains to, you know, to our revenue stream we should be able see a boost in that particular area.

Edward Shenkan:         Okay.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 19

                        And in the summer months, what do you anticipate happening in the school systems where you've had some success in the past. Do you think that would be a (fervent) period or do things typically slow down for you here throughout the summer and pick up when school gets back in session?

Raymond Cohen:          Things generally are slower, I think, for the entire
                        industry in the July and August period but September is usually a very, very good month for us. So this is something that, you know, we experience every year - every company in the business experience this period where, you know, some buyers are just on vacation and, you know, it's just the way it is.

                        So I don't think it's going to change the, you know, the outcome for this particular quarter, and certainly people are back to business in September so we should be able to get things done.

Edward Shenkan:         Okay.

                        You've mentioned that you completed the FDA - the recall for the change of product that occurred recently, are there any upcoming visits that the FDA has scheduled for you, or, you know, is it just on a, you know, an unknown basis when they show up at your door in the future.

Raymond Cohen:          The FDA usually doesn't make an appointment to come
                        visit - to visit the company to do an inspection, so we're prepared for them whenever they may decide to come and visit the company which we think is just fine.

                        As far as the recall activities are concerned, you know, we as aggressively and as virtually as we could have executed what we needed to do to, you know, take care of these products and take care of our customers and those matters are substantially complete for the company.

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                                                                 CARDIAC SCIENCE
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                                                             07-30-04/9:00 am CT
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                                                                         Page 20

                        We do have some recovery efforts underway, we're, you know, we have an obligation to do effectiveness checks to make sure that we recover all of the products that were affected under the recall and so forth.

                        But, you know, given that, you know, the combination of, you know, FDA (warning letter) and then subsequently managing recalls, you know, clearly -- and this is not, you know, stuff that you do in the normal course of business -- but, you know, we feel good that the company was able to, you know, whether these issues continue to focus on its business and execution and increase revenues in the quarter.

                        So we've got these issues behind us now. We have created goodwill with our customers as opposed to the possibility that we could have created a problem that did not occur.

                        I think all of our customers were very pleased that Cardiac Science was extremely responsible in taking care of these issues and they have not been affected at all.

                        So, you know, we feel good about that and, you know, we just look forward now to the second half of the year focusing on just driving our business and increasing revenue and, you know, improving the operating results of the company.

Edward Shenkan:         Can you tell us about the sales force current mental
                        state and how they're feeling as things rebounded somewhat this quarter and just go through as there's been any turnover, please.

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                                                                 CARDIAC SCIENCE
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                                                             07-30-04/9:00 am CT
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Raymond Cohen:          There's been actually no turnover in the sales force; I
                        would say that morale in our sales force is the highest that has been in over a year. People are very encouraged. I think that quite frankly the competition worked diligently to try to undermine our efforts in the quarter in particular by waving negative events in front of customers, and our people were able to overcome those issues (in field) effectively do the job and produce results.

                        I think that, you know, on that particular basis our people are feeling real good about it and, you know, we were able to go out there and get the deals done one by one. And, you know, so from that perspective, you know, we have a solid group of direct sales people, we've been very successful in our inside sales and telemarketing effort, we continue to look to find new distributors in the United States, and international sales with our distributors continue to be really strong.

                        So we are encouraged by that and, you know, we're looking forward to now build on this core group and really go out there and take advantage of what we see is significantly increased interest in the corporate and government workplace sectors which we believe clearly we're the market leader in that particular segment.

Edward Shenkan:         And a question for Rod, as far as the recent...

Roderick de Greef:      Ed?  Ed, I think we lost you.

                        Hey, Matt?

Matthew Clawson:        Yeah, I believe we lost Ed but we're going to the next
                        question I believe.

Roderick de Greef:      All right, you bet.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 22

Operator:               The next question comes from Jason Kroll from Roth
                        Capital.

                        Go ahead.

Jason Kroll:            Hi, can you hear me?

Matthew Clawson:        Yes, sir.  Please go on.

Jason Kroll:            Great.  Thanks.

                        Ray, looking at, you know, the AED growth in the quarter
                        13.8 million, roughly 5% over the comparable quarter a year ago, and if I do the math quickly here on the guidance for Q3 it's kind of back in the $16-million number in AED sales, roughly 6% over, you know, Q3 '03. What gives you confidence that this could go and then maybe a timeframe (type to) back to a double-digit type growth?

                        And then second question would be where do you see the market at this point in time in a way that historically talked about a 30% growth rate plus at the market growth where it is, you know, where is that now, or is it - I'm assuming they're initially lower.

Raymond Cohen:          You know, you've asked a few questions, let me see if I
                        can break it down.

                        I think that in this particular quarter, we did a bit of a trade-off. You know, we had increased revenue in the corporate sector and the government workplace sector but that was offset by declines in the medical and dental segment and also in the fire and police and EMS part which has traditionally, you know, been a big driver of this particular market.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 23

                        As far as the general market conditions are concerned, I think what's happening in the market is that it's shifting dramatically. You know, there is some saturation; certainly we're not there from a fire and police deployment standpoint. And maybe 35% of police vehicles and 25% of fire vehicle - 35% of fire, 25% of police vehicles actually have these devices deployed, but there is a slower buy amongst these individuals. So I think we're seeing a shift there.

                        What's interesting about the AED market is I think that, you know, there is increased buying of AEDs in the hospital sector and we anticipate that there will be increases at least for Cardiac Science in the medical segment based upon a product now that is a bit of a bridge between a standard defibrillator and an AED which gives people visibility to the electrocardiogram signal and gives them the control over whether they want to deliver therapy or not to the patient.

                        So, I think, things are shifting around a bit. Clearly, the international market, I think -- and not only for Cardiac Science but I'm sure for the other players in the field -- is increasing. They are about five years behind, you know, where we are in the US, and, you know, we've seen dramatic increases in the Japanese market which two years ago was virtually zero and in this first part of this year we've shift well over 2,000 units to that segment and we continue to, you know, we expect to continue to see that improve.

                        So, I think, there's a lot of (flux), Jason, in the market at this particular time and things are moving around. I think by far the biggest single part of the domestic market in the US from our perspective is clearly going to be the corporate workplace market and the government workplace market.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 24

                        This is significantly under penetrated; we estimate that maybe 5% or 6% of all corporations in America have deployed AEDs and we believe that this is really where we're going to see the growth.

                        It's difficult for me to say without specific evidence what exactly the AED overall market growth is at this time. I don't believe it's 30%, but then again I don't believe it's 5% either.

                        So clearly, we have some new players in the marketplace and, you know, everybody has been focused on one particular segment or another and, you know, we've just seen a shifting around so, you know, we're still optimistic.

                        But this market is a lumpy market and that it's early, and I think that, you know, I would suggest investors that they need to recognize that this is a market that is still developing and it's not, you know, it's not like we're selling hospital products here where you can have visibility numerous quarters in advance based on budgets and so forth of who is going to buy and who is not going to buy. So this is what's challenging about this particular market.

                        And I think the other issue is that from a sales and marketing standpoint, you know, the decision that the Board and the management has made here is to invest money today to generate these prospects and to get people to raise their hand and identify the ones that are interested. Because as we say, you know, the good news about the business that we're in is that everybody is a potential customer and the bad news is that everybody is a potential customer. So you have to be more directed in your effort.

                        And as I mentioned in my early remarks, the market has shifted. In the past two years ago it was easy to define the buyers because they were all sitting in the firehouse or the police house or in the ambulance company. And today, they're, you know, spread all across America in the corporate and government workplaces.

                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 25

                        So I hope I've answered your question, maybe provided you with appropriate color there, Jason.

Jason Kroll:            Yes.

                        It's obvious to me that the market is, you know, I think growing at, you know, significantly less than 30% but above in mid-single digits level I think for a number of reasons, but certainly the competitive landscape has strengthened.

                        How do you perceive, you know, going forward your combating that competitive landscape? I mean how important are new product reductions? I know you have the focus and the complete package of offering of AED services but can you maybe define or even prioritize some of your strategy going forward here to get back into, you know, the market growth if not exceed what market the growth is.

Raymond Cohen:          I appreciate the question.

                        I mean I think that, you know, what we have not been able to up to this point take advantage of is the fact that as of today and soon upon the last 5K, 10K approval that we're waiting on, you know, Cardiac Science will have by far the broadest offering in the AED business of any manufacturer. And we're talking about now having literally four different AED products that all have some features and capabilities that are attractive to people in the different segments of the market.

                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 26

                        Now, we've made significant investments as a company in our time, attention, and investment in R&D dollars to be able to create this line. We also believe that we have significantly low-cost products that can be very competitive in the marketplace and we have very rich features.

                        People appreciate our products. I think even our competition would admit that it always comes down in the end to Cardiac Science and someone that we do not always get the business because we're the small player in the market. We're not an $8-billion company, we're not a $28-billion company but we do not lose deals because people say we have (inferior) products.

                        It always comes out that people like and appreciate our products and they also appreciate the turnkey nature of the services, and the training, and program management that we can provide. So I think the answer, Jason, is it's a combination of these elements.

                        Today, we're in a position now where we can go into markets that we have not really been able to tap. And we're talking about taking advantage of AED sales in hospitals, taking advantage of AED sales in the medical segment with the Pro, having a fully automatic AED which should not be underestimated the level of receptivity. This is Cardiac Science's core technology that we have developed that's patented; it's the simplest and easiest to use AED. We think that people in corporations and public market well we know that they liken this product.

                        So I think it's a combination of the fact that we have continued to make investments in our capability, in our product line, and we continue to make investments in our sales and marketing infrastructure on the basis of the fact that the days ahead of us are bright in this market and that we want to be able to be strong to take advantage of this growing market as opposed to focusing on the fact that, you know, we want to drop the company or reduce operating expenses to a point where we don't have the capabilities to go out there and compete.

                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 27

Jason Kroll:            Great.  Thank you very much.

Raymond Cohen:          Thank you, Jason.

Operator:               Ladies and gentlemen, as a reminder to register for a
                        question, press the 1 followed by the 4.

                        The next question comes from (Karen Mobuena) from (Sugar Investment).

                        Please go ahead.

(Karen Mobuena):        Hi, good morning.

                        I was wondering if you could generally talk about what you're expecting share count to be next quarter and then CAPEX for this quarter.

Roderick de Greef:      Sure, I can tell you that the issued outstanding number
                        post the pipe transaction is 86.147 million shares.

(Karen Mobuena):        Okay.

Roderick de Greef:      And if you just take a rough weighted average given -
                        assuming that it happened toward the end of this month, it would be about 84.2 million.

                        And CAPEX were approximately 300,000.

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                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 28

(Karen Mobuena):        Okay, thank you.

                        And then the products, you were talking about the other products that are - you've been only selling about 100,000 of those next quarter, is that just a general tail off of the products or you're actually expecting to sell those businesses?

Raymond Cohen:          Yeah, this is Ray Cohen again.

                        We've had announced earlier in the beginning of the year that we intended to exit the patient monitoring business and to sell off the mannequin and the CPR Prompt business.

                        So this is no surprise and shouldn't come as a surprise to anyone and that we're just executing what we fully intended to do. The idea here of course is that these products did not have the margins that we have in AED business and they simply just took focus away from us concentrating on what we see is a, you know, much, much bigger opportunity.

                        So the remaining $100,000 that Rod is talking about is simply what's left over in some remaining inventory that would be sold off in the quarter.

(Karen Mobuena):        Okay, so you do - you have sold or are in the process of
                        selling the mannequin business?

Roderick de Greef:      Yeah, we're very near completion of that process.

(Karen Mobuena):        Okay.  Thank you very much.

Raymond Cohen:          Thank you.

                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 29

Roderick de Greef:      Thank you.

Operator:               The next question comes from the (Jason Aria) from
                        (Chala Equities).

                        Please go ahead.

(Jason Aria):           Good morning, guys.

                        Ray, I guess that the answer to the question as far as the last one (vague) this question.

                        In terms of size, if size is really what is holding our growth back is Cardiac Science in better (stead) if it were part of a General Electric or a Medtronic or whomever else.

                        Is size going to continue to be an issue for us? And if so, should you and the Board explore a strategic option like that?

Raymond Cohen:          Well, you know, I'd answer it in a number of ways.

                        First of all, you know, there are some customers in the marketplace that, you know, the old saying, they like to buy from IBM.

(Jason Aria):           True.

Raymond Cohen:          You know, but every company that started the business
                        starts small, so I think some customers, you know, want to make the safe choice. They don't recognize the intellectual property, they don't recognize the technology, and sometimes they are scared from buying from a small company when in fact they should recognize that even if a small - company with the kind of intellectual property and technology that Cardiac
                        Science has is not going out of business.

                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 30

                        It is true that maybe someday we, you know, they maybe serviced by a company with a different name on the - outside the door but we're not going to go anywhere and there's going to be real value, and we try to explain this to customers that they shouldn't be concerned about that.

                        I think the challenge - so I don't see at the end of day that this is a problem from a marketing perspective.

                        Some customers are going to choose to buy from the big company, and that's just the way it's always going to be and if it wasn't for that, (Jason), there will be some other, you know, some other reasons why people have preferences.

                        So we're not too (focused) about that per se. I think that, you know, we had to shore up the balance sheet so that, you know, people couldn't sell though look at their balance sheet, they have no money, you know, these kinds of things. So we've taken care of those issues and we believe we're in fine shape.

                        Regarding the bigger strategic question, I mean the fact is that it is challenging for a company that are in this below $100-million range to, you know, generate operating results and, you know, deliver profits if they're continuing to make investments to the future.

                        So that's the challenge that we have, but once again, this is a business whose best days are ahead of us, and, you know, we have to take that into account.

                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 31

                        We're operating the business, looking to grow it, create a valuable franchise, continue to invest in technology, and we believe this makes Cardiac Science a valuable entity. And if one day there is consolidation in the space, then that's fine and certainly would be in the best interest of all shareholders.

                        So we're not focused on one thing or another, and I think the message here is that the Board and management of Cardiac Science are focused on staying the course in creating valuable enterprise. And that's what we're working on every single day and we'll let the chips fall where they may over the long term.

(Jason Aria):           Very reasonable explanation.  Thank you.

Raymond Cohen:          Thank you.

Operator:               Mr. Clawson, there are no further questions at this
                        time. I will now turn the call back to you.

                        Please continue with your presentation or closing remark.

Matthew Clawson:        Thanks a lot.

                        Thank you very much for joining us today. Before I close off the call, Ray, do you have any parting comments?

Raymond Cohen:          No, other than we appreciate people's continued interest
                        in the company.

                        And thank you for joining us. We look forward to producing some good results in the next quarter and getting back on the line to talk again in a few months.

                                                                 CARDIAC SCIENCE
                                                        Moderator: Raymond Cohen
                                                             07-30-04/9:00 am CT
                                                          Confirmation #21203310
                                                                         Page 32


                        Thank you very much.

Matthew Clawson:        All right, (Maria), we're complete.

Operator:               Ladies and gentlemen, that does conclude the conference
                        call for today. We thank you for your participation and ask that you please disconnect your line.


                                       END